Exhibit 99.1

PRESS RELEASE

MACERICH PRICES COMMON STOCK PUBLIC OFFERING OF 30,000,000 SHARES

Santa Monica, CA (4/15/10)—The Macerich Company (NYSE Symbol: MAC) today announced that it has priced a public offering of 30,000,000 newly issued shares of its common stock at a price to the public of $41.00 per share.  In connection with the offering, the company also has granted the underwriters a 30-day option to purchase up to an additional 4,500,000 shares of common stock solely to cover over-allotments, if any.  The closing of the offering is expected to occur on April 20, 2010, subject to the satisfaction of customary closing conditions.

The company intends to use the net proceeds of the offering to repay indebtedness and/or for general corporate purposes.

Deutsche Bank Securities Inc., J.P. Morgan Securities Inc. and Wells Fargo Securities, LLC acted as joint book-running managers and underwriters for the offering.

This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any offer, solicitation or sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful.  The offering is being made only by means of the prospectus relating to the offering.

A written prospectus for the offering may be obtained from Deutsche Bank Securities, Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, telephone: (800) 503-4611 or e-mail at prospectus.cpdg@db.com; J.P. Morgan Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: (866) 803-9204; or Wells Fargo Securities, LLC, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, NY 10152, at 1-800-326-5897 or email a request to equity.syndicate@wellsfargo.com.

Macerich is a fully integrated self-managed and self-administered real estate investment trust, which focuses on the acquisition, leasing, management, development and redevelopment of regional malls throughout the United States.  The company is the sole general partner and owns an 89% ownership interest in The Macerich Partnership, L.P. Macerich now owns approximately 74 million square feet of gross leaseable area consisting primarily of interests in 71 regional malls.

Note: This release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning Macerich’s proposed public offering of common stock and the anticipated use of the net proceeds from such offering. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks, uncertainties and other factors that may cause actual results, performance or achievements of Macerich to vary materially from those anticipated, expected or projected. Such factors include, among others, general industry, economic and business conditions, which will, among other things, affect the demand for retail space or retail goods, availability and creditworthiness of current and prospective tenants, anchor or tenant bankruptcies, closures, mergers or consolidations, lease rates and terms, interest rate fluctuations, availability, terms and cost of financing and operating expenses; adverse changes in the real estate markets including, among other things, competition from other companies, retail formats and technology, risks of real estate development and redevelopment, acquisitions and dispositions; the liquidity of real estate investments, governmental actions and initiatives (including legislative and regulatory changes); the possible adverse impact on the market price of Macerich common stock due to the dilutive effect of the shares of common stock to be sold in the proposed offering; environmental and safety requirements; and terrorist activities which could adversely affect all of the above factors. The reader is directed to Macerich’s various filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended December 31, 2009 and the Quarterly Reports on Form 10-Q, for a discussion of such risks and uncertainties. Macerich does not intend, and undertakes no obligation, to update any forward-looking information to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events unless required by law to do so.

SOURCE: The Macerich Company

CONTACT: Arthur Coppola, Chairman and Chief Executive Officer, or Thomas E. O’Hern, Senior Executive Vice President and Chief Financial Officer, both of The Macerich Company, +1-310-394-6000